UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2006
D.R. Horton, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14122	75-2386963

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
301 Commerce Street, Suite 500, Fort Worth, Texas 76102
(Address of principal executive offices)
Registrant’s telephone number, including area code: (817) 390-8200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On April 7, 2006, DHI Mortgage Company, Ltd. (“DHI Mortgage”), a subsidiary of D.R. Horton, Inc., entered into the Second Amended and Restated Credit Agreement (the “Credit Facility”) with U.S. Bank National Association, as agent, JPMorgan Chase Bank N.A., as syndication agent, and the other lenders listed thereon. The Credit Facility was amended and restated to extend the maturity date from April 7, 2006 to April 6, 2007, and to increase the available capacity from $600 million to $670 million to May 1, 2006 and then to $540 million thereafter, subject to increases upon consent of the lenders to $750 million under the accordion feature of the Credit Facility.
The Credit Facility is secured by certain mortgage loans held for sale and is not guaranteed by D.R. Horton, Inc. or any of the guarantors of the Senior and Senior Subordinated Notes of D.R. Horton, Inc. DHI Mortgage pays interest on each advance under the Credit Facility at a per annum rate of either (i) the balance funded rate, (ii) the prime rate, or (iii) the 30 day LIBOR rate plus applicable margin. The Credit Facility is filed herewith as an Exhibit 10.1.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 “Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibit:
10.1	Second Amended and Restated Credit Agreement between DHI Mortgage Company, Ltd. and U.S. Bank National Association dated April 7, 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 11, 2006

D. R. Horton, Inc.
By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Second Amended and Restated Credit Agreement between DHI Mortgage Company, Ltd. and U.S. Bank National Association dated April 7, 2006.

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